NEWS   FROM

Petroleum Development Corporation

28:

FOR IMMEDIATE RELEASE:  June 30, 2006

CONTACT:  Darwin L. Stump - (304) 842-3597   http://www.petd.com

Petroleum Development Files First Quarter Form 10-Q

 Earnings up 11% from First Quarter of 2005

Bridgeport, West Virginia. Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it filed its first quarter Form 10-Q for 2006, satisfying the requirement of the Nasdaq Listing Qualifications Panel  that it be filed no later than June 30, 2006. The Company believes that it is now in compliance with all listing requirements.

In the Form 10-Q, the company reported record first quarter earnings of $11.8 million, or $0.73 per share (diluted).  This was an 11% increase from earnings of $10.6 million in the first quarter of 2005 ($0.64 per share).

	Three Months Ended March 31,
	2006	2005 (1)
Revenues	$79,108,600	$69,692,900
Income before income taxes	$18,593,500	$16,887,800
Net income	$11,797,600	$10,639,900
Basic and diluted earnings per share	$ .73	$ .64
Weighted average common and common equivalent shares outstanding	16,139,058	16,642,888

(1) As restated in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 31, 2006.

10-Q and Quarterly Conference Call

You can access our Quarterly Report on Form 10-Q at the Company's website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on July 6, 2006, for a discussion of the results and plans for the second half of 2006.

Petroleum Development Corporation First Quarter Earnings Conference Call

When:    Thursday, July 6, 2006, at 11:00 a.m. Eastern Daylight Time

Where:    www.petd.com

How:       Log on to the web address above or call (877) 407-8033

Replay Number: (877) 660-6853 (Account #286 and Conference ID # (207526)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

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About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597